APPENDIX B

MARMONT PARTNERS, LLC

CODE OF ETHICS

January 8, 2018

Section I	Statement of General Fiduciary Principles

  The purpose of the Code of Ethics (the "Code") is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of Marmont Partners, LLC ("Marmont") may abuse their fiduciary duties to Marmont and otherwise to deal with conflict of interest situations.

The Code is based on the principle that the partners, officers, trustees (or other persons occupying a similar status or performing similar functions) or employees of Marmont ("Supervised Persons") owe a fiduciary duty to Marmont and to Marmont's Clients (as defined below), to conduct their personal securities transactions in a manner that does not interfere with Marmont's or any Client's transactions or otherwise takes unfair advantage of their relationship with Marmont or any Client.  All such Supervised Persons are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.

Technical compliance with the Code will not automatically insulate any Supervised Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual's fiduciary duties to Marmont or any Client.  Accordingly, all Supervised Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of Marmont or any Client.  In sum, all Supervised Persons shall place the interests of Marmont and any Client before their own personal interests.

Every Supervised Person must read and retain this Code, and should recognize that he or she is subject to its provisions and shall comply with all applicable Federal Securities Laws.

Marmont shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

Section II	Definitions
(A)
"Access Person" means: any Supervised Person: (i) who has access to nonpublic information regarding any client's purchase or sale of Securities (including, among other things, the writing of an option to purchase or sell a Security) or nonpublic information regarding the portfolio holdings of any Reportable Fund (as defined below); or (ii) who is involved in making Securities recommendations that are nonpublic. All Marmont trustees, officers and partners are presumed to be Access Persons.  Marmont's current Access Persons include: Gui Costin, Dan DiDomenico, Chris O'Grady, and Tracy Rogers of Dakota Funds Group.

The defined term "Access Person" shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by a distributor or administrator (or affiliate of any of the foregoing) that is approved by the Chief Compliance Officer.

(B)
"Automatic Investment Plan" means a program in which periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan ("DRIP").

(C)
"Beneficial Ownership" has the meaning set forth in paragraph (a)(2) of Rule 16a‑1 under the Securities Exchange Act of 1934, as amended (the "1934 Act") and for purposes of this Code shall be deemed to include, but not be limited to, any interest by which an Access Person or any member of his or her immediate family (i.e., a person who is related by blood or marriage to, and who is living in the same household as, the Access Person) can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in a trust; a right to dividends that is separated or separable from the underlying Security; a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable); and a performance related advisory fee (other than an asset based fee).[1]

(D)	"Chief Compliance Officer" means the chief compliance officer of Marmont.

(E)
"Client" means any person for whom or which Marmont serves as an "investment adviser" within the meaning of Section 202(a)(11) of Advisers Act.  Marmont's sole clients are the Marmont Redwood International Equity Fund and the Marmont Redwood Emerging Markets Fund.

(F)	"Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(G)
"Reportable Security" means any Security (as defined below) other than a Security that is: (1) a direct obligation of the Government of the United States; (2) a bankers acceptance, bank certificate of deposit, commercial paper, and high quality short-term debt instruments, including a repurchase agreement; (3) shares issued by money market funds; or (4) shares of open-end investment companies (other than exchange-traded funds ("ETFs") or Reportable Funds) registered under the 1940 Act.

1 Beneficial ownership will not be deemed to exist solely as a result of any indirect interest a person may have in the investment performance of an account managed by such person, or over which such person has supervisory responsibility, which arises from such person's compensation arrangement with the Adviser or any affiliate of the Adviser under which the performance of the account, or the profits derived from its management, is a factor in the determination of such person's compensation.

(H)
"Federal Securities Laws" means the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission ("SEC") under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(I)	"Fund" means an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

(J)
"Initial Public Offering" means an offering of securities registered under the 1933 Act the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

(K)	"Limited Offering" means an offering of Securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or Rule 504, Rule 505 or Rule 506 thereunder.

(M)
"Security" includes all stock, debt obligations and other securities and similar instruments of whatever kind, including any warrant or option to acquire or sell a security.  References to a Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any instrument (whether or not such instrument itself is a Security) which has an investment return or value that is based, in whole or part, on that Security (collectively, "Derivatives").  Therefore, except as otherwise specifically provided by this Code: (1) any prohibition or requirement of this Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (2) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative.

(N)
"Supervised Person" means any partner, officers, trustee (or other persons occupying a similar status or performing similar functions) and employees of Marmont, or any other person who provides advice on behalf of Marmont and is subject to Marmont's supervision and control.  Tracy Rogers of Dakota Funds Group is deemed a Supervised Person by virtue of the services she performs for Marmont.

(O)
"Reportable Fund" means: (1) any Fund for which Marmont serves as an investment adviser; or (2) any Fund whose investment adviser controls Marmont, is controlled by Marmont, or is under control with Marmont.

(P)
A Security is "being considered for purchase or sale" when a recommendation to purchase or sell that Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Any questions regarding the application of these terms should be referred to, and addressed by, the Chief Compliance Officer.

Section III Objective and General Prohibitions

Although certain provisions of this Code apply only to Access Persons, all Supervised Persons must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in Sections I, III and VII of this Code.  Therefore, a Supervised Person may not engage in any investment transaction under circumstances where the Supervised Person benefits from or interferes with the purchase or sale of investments by Marmont or any Client.  In addition, Supervised Persons may not use information concerning the investments or investment intentions of Marmont or a Client or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of Marmont or a Client.  Disclosure by a Supervised Person of such information to any person outside of the course or scope of the responsibilities of the Supervised Person to Marmont or a Client will be deemed to be a violation of this prohibition.

Supervised Persons may not engage in conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by Marmont or a Client.  In this regard, Supervised Persons should recognize that Section 206 of the Advisers Act, generally provides that it is unlawful for Marmont or any Supervised Person of Marmont, in connection with the purchase or sale of a Security held or to be acquired by a Client, to:
(i)	employ any device, scheme or artifice to defraud Marmont;
(ii)
make any untrue statement of a material fact to Marmont or omit to state to Marmont a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Marmont; or
(iv)	engage in any manipulative practice with respect to Marmont.

Supervised Persons of Marmont should also recognize that a violation of this Code or of Rule 204A-1 of the Advisers' Act may result in the imposition of: (1) sanctions as provided by Section IX below; or (2) the imposition of administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV	Prohibited Transactions
(A)	Pre-Clearance of Initial Public Offerings and Limited Offerings

Access Persons may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security in an Initial Public Offering or Limited Offering unless he or she obtains pre-clearance pursuant to Section V of this Code.

(B)	Pre-Clearance of Reportable Securities

Access Persons must pre-clear in advance with the Chief Compliance Officer, pursuant to Section V of this Code, any Securities held in a Client account and any Securities considered being bought or sold in a Client account.  If Marmont is purchasing/selling or considering for purchase/sale any Security on behalf of a Client account, no Access Persons may effect a transaction in that Security prior to the Client purchase/sale having been completed by Marmont, or until a decision has been made not to purchase/sell the Security on behalf of the Client account.

Section V	Pre-Clearance Procedures

(A)	Obtaining Pre-Clearance.

Pre-clearance of a personal transaction in a Security required to be approved pursuant to Section IV above must be obtained from the Chief Compliance Officer or a person who has been authorized by the Chief Compliance Officer to pre-clear transactions.  Each of these persons is referred to in this Code as a "Clearing Officer."  A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such pre-clearance from another Clearing Officer.

(B)	Time of Clearance.

(1)
An Access Person may pre-clear trades only in cases where such person has a present intention to effect a transaction in the Security for which pre-clearance is sought.  It is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments.  Consistent with the foregoing, an Access Person may not simultaneously request pre-clearance to buy and sell the same Security.

(2)
Pre-clearance of a trade shall be valid and in effect only for the day for which it is given; provided, however, that a pre-clearance expires upon the Access Person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer.  Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the Access Person shall be required to so advise a Clearing Officer before proceeding with such transaction.

The Clearing Officer has discretion to either extend or lessen the time period that pre-clearance is valid.

(C)	Form.

Pre-clearance must be obtained in writing by completing and signing the form for Pre-clearance for Personal Securities Transactions, attached as Schedule A, which form shall set forth the details of the proposed transaction, and obtaining the written approval (including by email) of a Clearing Officer.  The form is attached as Schedule A.

(D)	Filing.

Copies of all completed pre-clearance forms, with the required signatures, shall be retained at Marmont. In lieu of completed pre-clearance forms, it is acceptable for pre-clearance to be requested and granted via email. Such email shall be retained by Marmont.

(E)	Factors Considered in Pre-Clearance of Personal Transactions.

A Clearing Officer may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal.  Generally, a Clearing Officer will consider the following factors in determining whether or not to pre-clear a proposed transaction:

(1)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security; and

(2)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of Marmont; and

(3)	Whether the transaction is likely to adversely affect Marmont.

(F)	Monitoring of Personal Transactions After Pre-Clearance.

After pre-clearance is given to an Access Person, the Chief Compliance Officer or his designate shall periodically monitor each Access Person's transactions to ascertain whether pre-cleared transactions have been executed for the day of preclearance and whether such transactions were executed in the specified amounts.

Section VI	Certifications and Reports by Access Persons[2]

(A)	Initial Certifications and Initial Holdings Reports.

(1)
Within ten (10) days after a person becomes an Access Person, except as provided in Section VI(D), such person shall complete and submit to the Chief Compliance Officer an Initial Certification and Holdings Report on the form attached as Schedule C.  The information contained therein must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(B)	Quarterly Transaction Reports.

(1)
Within thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions in Reportable Securities occurring in the quarter in which he or she had any direct or indirect Beneficial Ownership.

Such report is hereinafter called a "Quarterly Transaction Report."

(2)	Except as provided in Section VI(D), a Quarterly Transaction Report shall be on the form attached as Schedule B and must contain the following information with respect to each reportable transaction:

(i)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(ii)	Title (and as applicable, the exchange ticker symbol or CUSIP number), number of shares or principal amount of each Reportable Security and the price at which the transaction was effected; and

(iii)	Name of the broker, dealer or bank with or through whom the transaction was effected; and

(iv)	The date the Access Person submitted the Quarterly Transaction Report.

(v)	A copy of the confirmation statement issued for the transaction attached to the Quarterly Transaction Report.

(3)
A Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership of any Security to which the report relates.

2 The reporting requirements of this Section VI apply to Securities acquired or disposed of in all types of transactions, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exemptions from the reporting requirements applies.

(C)	Annual Certifications and Annual Holdings Reports.

(1)
Annually, by January 30 of each year, except as provided in Section VI(D), each Access Person shall complete and submit to the Chief Compliance Officer an Annual Certification and Holdings Report on the form attached as Schedule D.  The information contained therein must be current as of a date no more than 45 days before the Annual Certification and Holding Report is submitted.

(D)	Exceptions from Reporting Requirements.

(1)
An Access Person need not submit an Initial Holdings Report, a Quarterly Transaction Report or an Annual Holdings Report with respect to any securities held in an account over which the Access Person does not exercise, directly or indirectly, any influence or control provided, however, that such influence or control shall be presumed to exist in the case of the account of an immediate family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the Chief Compliance Officer to the contrary.

(2)	An Access Person need not submit a Quarterly Transaction Report with respect to any transaction effected pursuant to an Automatic Investment Plan.

(3)
In lieu of submitting a Quarterly Transaction Report, an Access Person may arrange for the Chief Compliance Officer to be sent duplicate confirmations and statements for all accounts through which transactions in Securities in which the Access Person has any direct or indirect Beneficial Ownership are effected, so long as the Chief Compliance Officer receives the confirmation or account statements no later than thirty (30) days after the end of the calendar quarter.  However, a Quarterly Transaction Report must be submitted for any quarter during which the Access Person has acquired or disposed of direct or indirect Beneficial Ownership of any Reportable Security if such transaction was not in an account for which duplicate confirmations and statements are being sent.  Access Persons who are associated persons of Marmont and who provide duplicate confirmations and statements for their accounts to Marmont will be deemed to satisfy the requirement to submit a Quarterly Transaction Report if such confirmations and statements reflect all transactions in Reportable Securities required to be reported by them hereunder.  Marmont shall deliver such confirmations and statements or analysis thereof to permit the Chief Compliance Officer to ascertain compliance with this Code.  Any Access Person relying on this Section VI(D)(5) shall be required to certify as to the identity of all accounts in which they have direct or indirect Beneficial Ownership through which Reportable Securities are purchased, sold and held.

(E)
It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VI.  Any effort by Marmont to facilitate the reporting process does not change or alter that responsibility.

Section VII	Additional Prohibitions

(A)	Confidentiality of Adviser and Client Transactions.

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the Securities "being considered for purchase or sale" by Marmont or any Client shall be kept confidential by all Supervised Persons and disclosed by them only on a "need to know" basis.  It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the trustees of Marmont or Client, as applicable.

(B)	Outside Business Activities, Relationships and Trusteeships.

Supervised Persons are expected to devote their ability to Marmont's interests during regular working hours and such additional time as may be properly required.  Any outside business activities, including other employment, which could interfere with your responsibilities, must be disclosed to the Chief Compliance Officer.  As becoming a director of another company has additional implications, you must seek approval to serve in such capacity or a similar capacity from the Chief Compliance Officer.

Supervised Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chief Compliance Officer.  In granting or withholding such authorization, the Chief Compliance Officer will consider whether the board service will be consistent with the interests of clients.  In the event that board service is authorized, Supervised Persons serving as directors will be isolated from Access Persons making investment decisions with respect to the Securities of the company in question.  It is important to note that becoming a director of a public company can trigger reporting obligations under Section 16(a) of the Securities Exchange Act of 1934, should the funds transact in the Security of such company.  Accordingly, prior to providing approval to become a director of a public company, the Chief Compliance Officer will consider carefully how Marmont will monitor fund transactions to ensure compliance with federal securities laws.

(C)	Gifts.

Marmont is of the view that its Supervised Persons and their family members should not accept, in the context of their business activities for Marmont, excessive benefits or gifts.  Giving and receiving cash (or cash equivalents, such as gift or stored value cards) is strictly forbidden.  Modest gifts and benefits, which would not be regarded by others as improper, may be accepted on an occasional basis, and would include nominal promotional items either given or received by Supervised Persons.

A Supervised Person must not accept any gifts or benefits that might influence the decisions that he or she must make in business transactions involving Marmont, or that others might reasonably believe would influence those decisions.  To the extent possible, all Supervised Persons are required to notify the Chief Compliance Officer prior to accepting any such benefit or gift with a value in excess of $100 (i.e., if foreign, then U.S. equivalent), irrespective of face value (e.g., a sporting event playoff ticket with a face value of $75, but a reasonably estimated market value of $500 would need to be reported).

A form of notification is provided for and attached as Schedule F.  The Chief Compliance Officer, in his discretion, may require, among other things, that any such gifts be returned or that the third party be compensated (by the Supervised Person) for the value of the benefit received.

This reporting requirement also applies to dining and entertainment which exceeds $100 per person, when any Supervised Person is being entertained by any entity doing business with Marmont or vice versa.

For entertainment requiring a ticket or entry fee with a face value in excess of $100, the Supervised Person must obtain pre-approval by the Chief Compliance Officer.  Supervised Persons must report to the Chief Compliance Officer any gift or entertainment in excess of $100 that is received from any person or entity that does business with or on behalf of Marmont.  No gifts, meals or entertainment of any value may be provided to government officials or their immediate family members by Marmont or any Access Persons without the prior written approval of the Chief Compliance Officer.

If the Chief Compliance Officer identifies circumstances where a Supervised Person's receipt of gifts becomes so frequent or extensive so as to raise any question of propriety, the Chief Compliance Officer will review the facts of the situation and may rely upon the advice of legal counsel.  Gifts from third parties that are received by Marmont in general, and not any one individual, are excluded from this policy unless deemed excessive by the Chief Compliance Officer (in which case the Chief Compliance Officer may opt to reject the gift(s)).

The Chief Compliance Officer will maintain a log of gifts, meals, and entertainment. The Chief Compliance Officer will monitor the log to ensure adherence to this Code and to identify the potential for conflicts of interest or the appearance thereof.  The Chief Compliance Officer has the authority to determine whether a gift, meal, or entertainment is inappropriate and whether it must be returned or repaid.

Section VIII	Certification by Access Persons

The certifications of each Access Person required to be made pursuant to Section VI shall include certifications that the Access Person has read and understands this Code and recognizes that he or she is subject to it.  Access Persons shall also be required to certify in their annual certifications that they have complied with the requirements of this Code.  In addition, Supervised Persons who are not Access Persons shall be provided with a copy of the Code (and any amendments) and shall provide Marmont with a written acknowledgment of the receipt of the Code and any amendment.

Section IX	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by Marmont as may be deemed appropriate under the circumstances to achieve the purposes of Rule 204A-1 and this Code.  The sanctions to be imposed shall be determined by the Chief Compliance Officer.  Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure, disgorgement of any profits stemming from any violation, and/or restitution of an amount equal to the difference between the price paid or received by Marmont and the more advantageous price paid or received by the offending person.

Section X	Reporting of Violations

Every Supervised Person must immediately report any violation of this Code to the Chief Compliance Officer of Marmont.  All reports will be treated confidentially and investigated promptly and appropriately.  Marmont will not retaliate against any Supervised Person who reports a violation of this Code in good faith and any retaliation constitutes a further violation of this Code.  The Chief Compliance Officer will keep records of any violation of this Code, and of any action taken as a result of the violation.

Section XI	Administration and Construction

(A)	The administration of this Code shall be the responsibility of the Chief Compliance Officer.

(B)	The duties of the Chief Compliance Officer are as follows:

(1)
Continuous maintenance of current lists of the names of all employees of Marmont and Access Persons with an appropriate description of their title or employment, including a notation of any trusteeships held by Access Persons who are partners, members, officers, or employees of Marmont or of any company which controls Marmont, and the date each such person became an Access Person;

(2)	On an annual basis, providing each employee of Marmont with a copy of this Code and informing such persons of their duties and obligations hereunder;

(3)	Obtaining the certifications and reports required to be submitted by Access Persons under this Code and reviewing the reports submitted by Access Persons;

(4)	Maintaining or supervising the maintenance of all records and reports required by this Code;

(5)	Preparing listings of all securities transactions reported by Access Persons and reviewing such transactions against a listing of transactions effected by Marmont;

(6)	Issuance, either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code which may appear consistent with the objectives of Rule 204A-1 and this Code;

(7)	Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the management of Marmont; and

(8)
Report to the Marmont management any detected violation of this Code, noting in each case any sanction imposed; any transactions that suggest the possibility of a violation of this Code or of interpretations issued by the Chief Compliance Officer; and any other significant information concerning the appropriateness of and actions taken under this Code.

(C)	The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

(1)	A copy of this Code and any other codes of ethics adopted pursuant to Rule 204A-1 by Marmont for a period of five (5) years;

(2)
A record of each violation of this Code and any other code specified in (C)(1) above, and of any action taken as a result of such violation for a period of not less than five (5) years following the end of the fiscal year of Marmont in which the violation occurred;

(3)
A copy of each report made pursuant to this Code and any other code specified in (C)(1) above, by an Access Person or the Chief Compliance Officer, for a period of not less than five (5) years from the end of the fiscal year of Marmont in which such report or interpretation was made or issued, the most recent two (2) years of which shall be kept in a place that is easily accessible; and

(4)
A list of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to Rule 204A-1 and this Code or any other code specified in (C)(1) above, or who are or were responsible for reviewing such reports.

(5)
A record of any decision, and the reasons supporting the decision, to approve any investment in an Initial Public Offering or a Limited Offering by Access Persons, for at least five (5) years after the end of the fiscal year in which such approval was granted.

(D)	Review of Code

(1)
On an annual basis, and at such other time as deemed to be necessary or appropriate, the management of Marmont shall review operation of this Code and shall adopt such amendments thereto as may be necessary to assure that the provisions of the Code establish standards and procedures that are reasonably designed to detect and prevent activities that would constitute violations of Rule 204A-1.

(E)
This Code may not be amended or modified except in a written form which is specifically approved by management of Marmont.  In connection with any such amendment or modification, Marmont shall determine that procedures reasonably necessary to prevent Access Persons from violating the Code, as proposed to be amended or modified, have been adopted.

This Code was adopted on November 13, 2017.

SCHEDULE A

MARMONT PARTNERS, LLC
Pre-clearance for Personal Securities Transactions

IMPORTANT NOTES:  Relevant transactions by family members must also be pre-cleared and pre-clearance approval is good for the day of pre-clearance only.

Section One:  To Be Completed by Access Person Requesting Pre-clearance
Employee Name:	_________________________________________
Date:	_________________________________________
Time:	_________________________________________
Name of Security that Employee is Requesting Preclearance to Trade:	_________________________________________
Brokerage Account for Trade (last four digits):	_________________________________________
Employee Signature*:	_________________________________________

*If sending a Word Version, your typed name constitutes as your signature.

The employee may trade the security after both (a) submitting this Form; and (b) obtaining confirmation of pre-clearance from the Chief Compliance Officer (CCO) or his designee.

PLEASE RETURN A WORD VERSION OR PDF FORM TO:

Dan DiDomenico
Chief Compliance Officer

ddidomenico@dakotafunds.com

SCHEDULE B

MARMONT PARTNERS, LLC

Quarterly Transaction Report

For the Calendar ____ Quarter Ended:  ______________, 20__

To:	Chief Compliance Officer

A.            Securities Transactions.  During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to Section VI(B) of the Code of Ethics. (If no such transactions took place write "NONE".)  In lieu of listing all transactions in Reportable Securities required to be reported by Section VI(B) of the Code, pursuant to Section VI(D)(5) of the Code, check the box below, "See Attached Brokerage Statement(s)."

Title of Security	CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

 See Attached Brokerage Statement(s)

B.         New Brokerage Accounts.  During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank Date Account Was Established

C. Other Matters.   This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date: ____________________                                                                            Signature:

                     Print Name:

SCHEDULE C

MARMONT PARTNERS, LLC

INITIAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS
AND INITIAL HOLDINGS REPORT

I have read and I understand the Code of Ethics of Marmont Partners, LLC (the "Code").  I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.

I certify that I have listed below: (1) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which I had any Beneficial Ownership as of the day I became an Access Person; and (2) the name of each broker, dealer or bank at which an account is maintained through which any Securities in which I have any Beneficial Ownership are held, purchased or sold; which shall constitute my Initial Holdings Report.  Use reverse side if additional space is needed.

Title and Type of Reportable Security	Exchange Ticker Symbol or CUSIP Number (as Applicable)	Number of Shares	Principal Amount

Name of each broker, dealer or bank:

Date Submitted:                                                                                   Print Name:

Signature:

SCHEDULE D

MARMONT PARTNERS, LLC

ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS AND ANNUAL
HOLDINGS REPORT

I have read and I understand the Code of Ethics of Marmont Partners, LLC (the "Code").  I recognize that the provisions of the Code apply to me and agree to comply in all respects with the procedures described therein.  I certify that I have complied in all respects with the requirements of the Code as in effect during the past year.

I also certify that all transactions during the past year that were required to be reported by me pursuant to the Code have been reported in Quarterly Transaction Reports that I have submitted to the Chief Compliance Officer or in confirmations and statements for each account through which any Securities in which I have any Beneficial Ownership are held, purchased or sold, that have been sent to the Chief Compliance Officer.

I certify that I have listed below: (1) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which I had any Beneficial Ownership as of December 31 and (2) the name of each broker, dealer or bank at which an account is maintained through which any Securities in which I have any Beneficial Ownership are held, purchased or sold; which shall constitute my Annual Holdings Report.  Use reverse side if additional space is needed.

Title and Type of Reportable Security	Exchange Ticker Symbol or CUSIP Number (as Applicable)	Number of Shares	Principal Amount

Name of each broker, dealer or bank:

Date Submitted:                                                                                    Print Name:

Signature:

SCHEDULE E

MARMONT PARTNERS, LLC

CONFLICTS QUESTIONNAIRE SUPPLEMENT

Marmont Partners, LLC is required to monitor Associated Person's circumstances that pose a potential conflict with our management of Client accounts. Please complete this questionnaire and disclose the required information, at least annually. If during the year, your activities or associations materially change in a way that would change your responses, you must promptly notify the Chief Compliance Officer of such change(s).

A.
Please disclose the requested information for any entity (including any commercial business or not-for-profit organization) other than the Firm in which, or from which, you (1) receive compensation; (2) take an active role in making management decisions; (3) serve as an officer, trustee or general partner; or (4) provide any advice about investments.

Name of Entity:	Nature of Affiliation or Title:	Public Company

1.	Yes/No

2.	Yes/No

3.	Yes/No

4.	Yes/No

5.	Yes/No

None

B.
Please disclose whether your spouse or any immediate family member (including your parents, child or siblings) currently conducts business or works for an entity that conducts business with the Firm or is involved in or works for a securities-related business (e.g. an investment adviser, broker-dealer, or bank).

Describe:

None

C.	Please disclose whether your spouse or any immediate family member (including your parents, children or siblings) currently works for a public company.

Describe:

None

Please note that these questions are intended to be broad in scope. If you have any question as to whether any particular arrangement or relationship should be disclosed on this form, please consult the Chief Compliance Officer.

Signature:

Print Name:

Date:

SCHEDULE F

MARMONT PARTNERS, LLC
(the "Firm")

NOTIFICATION/APPROVAL OF BENEFITS/GIFTS AND
ENTERTAINMENT GIVEN OR RECEIVED FROM THIRD PARTIES

Instructions:  Certain benefits and/or gifts and entertainment to be given or received from a third party must be reported to or pre-cleared by the Chief Compliance Officer (pursuant to the guidelines provided in the Firm's Code of Ethics).  Complete this form as applicable and provide an executed copy of the completed form to the Chief Compliance Officer.

__________________________________________________________________________________
Employee Giving or Receiving Gift or Entertainment

__________________________________________________________________________________
Third Party Involved

__________________________________________________________________________________
Name of Advisory Client(s) Involved

__________________________________________________________________________________
Date Gift or Entertainment Given or Received

__________________________________________________________________________________
Identify Gift/Entertainment and Estimate Value

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

_________________________________        _________________________
(Signature)                                                                  (Date)

_________________________________
(Print Name)

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

_________________________________          _________________________
Dan DiDomenico, Chief Compliance Officer           (Date)